FOR IMMEDIATE RELEASE: July 22, 2015	CONTACT:
James H. Sills, III
919.687.7800
james.sills@mfbonline.com

Patricia R. Healy Joins Board of M&F Bancorp, Inc.

July 22, 2015 (Durham, NC) – M&F Bancorp, Inc. today announced that Patricia Healy has been elected to the Board of Directors of M&F Bancorp, Inc. Ms. Healy is the Managing Principal with the investment firm of Hyde Street Holdings, LLC (“Hyde Street Holdings”), located in Raleigh, NC.

“Ms. Healy brings considerable expertise in banking, finance, real estate and corporate governance. We are very pleased and honored to have a new Board member of her caliber supporting the work of M&F Bancorp, Inc.” said James A. Stewart, Chairman of the M&F Bancorp, Inc. and M&F Bank Boards of Directors.

At Hyde Street Holdings, Healy, Co-Founder and Managing Principal, has built and sold companies, valued, consulted and acquired all types of assets. Prior to Hyde Street Holdings, Healy was Co-Founder and CEO of the Hanford/Healy Companies, a valuation, consulting, asset management and investment management firm. She has also held various management and board positions with real estate and financial firms. “I look forward to working with M&F Bancorp, Inc. and assisting in any way possible to further its goals and objectives,” said Healy.

Healy is very active in the Raleigh community currently serving on the Governance Committee of ULI (Urban Land Institute) Triangle District Council and the Board of Catholic Charities (as incoming Board Development Chair). She has also served as the founding Chair of the Green Chair Project and has been on the Boards of the North Carolina Symphony, the Contemporary Art Museum and its Foundation, ArtSpace and Triangle Tomorrow.

Healy received her B.A. in History/Political Science from Tulane University in New Orleans, Louisiana and an MBA from Southern Methodist University in Dallas, Texas. In addition, she received a Master of Science in Management from The American Graduate School of International Management. Healy is a frequent speaker on the subjects of Governance and Leadership at National Association of Corporate Directors (“NACD”).

Ms. Healy and her husband, John, live with their beagle, Barclay, in the Oakwood neighborhood of Raleigh, N.C.

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M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, NC, has assets of approximately $298 million as of March 31, 2015; Mechanics and Farmers Bank (M&F Bank) is its wholly owned subsidiary. M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. M&F Bank is one of a few NC banks designated by the United States Treasury as a Community Development Financial Institution (CDFI). M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information, contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com